CONTACTS:                                  Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

HANSEN NATURAL REPORTS RECORD FOURTH QUARTER AND
FULL YEAR FINANCIAL RESULTS FOR 2009

-- Fourth Quarter Net Sales Rise 14.4% to $290.9 million --
-- Full Year Net Sales Rise 10.6% to $1.14 billion --

Corona, CA – February 25, 2010 – Hansen Natural Corporation (NASDAQ:HANS) today reported record financial results for the three- and twelve-months ended December 31, 2009.
Gross sales for the 2009 fourth quarter increased 13.8 percent to $329.6 million from $289.6 million a year earlier. Net sales for the 2009 fourth quarter increased 14.4 percent to $290.9 million from net sales of $254.4 million in the same quarter last year.
Both gross and net sales for the fourth quarter and year ended December 31, 2009 were positively impacted by advance purchases made by customers in the 2009 fourth quarter due to the Company’s announcement of a new per case marketing contribution program for Monster Energy® distributors commencing January 1, 2010, as well as to avoid potential interruptions in product supply due to the announcement to transition to the SAP enterprise resource planning system commencing January 2010. The Company estimates that of our gross sales, approximately 4 percent to 6 percent for the quarter ended December 31, 2009 and approximately 1 percent for the year ended December 31, 2009, were attributable to such advance purchases.
Gross profit as a percentage of net sales was 53.4 percent for the fourth quarter ended December 31, 2009, compared with 54.4 percent for the 2008 fourth quarter.
Operating expenses for the 2009 fourth quarter decreased to $69.4 million from $177.6 million in the same quarter last year. This decrease is primarily the result of $0.02 million in termination obligations to prior distributors in the quarter ended December 31, 2009 compared to $118.2 million in the quarter ended December 31, 2008. Excluding the termination obligations, operating expenses for the 2008 fourth quarter would have been $59.5 million.
The comparative results for the fourth quarter and full fiscal year of 2008 were impacted by the transition of certain of the Company’s distribution arrangements to newly appointed distributors, including Coca-Cola bottlers and Anheuser-Busch distributors, which occurred primarily in the fourth quarter of 2008.
Distribution costs as a percentage of net sales were 4.1 percent for the fourth quarter of 2009, compared with 4.9 percent in the same quarter last year.
             Selling expenses as a percentage of net sales for both the 2009 and 2008 fourth quarters were 10.4 percent.
General and administrative expenses for the 2009 fourth quarter were $27.4 million, compared with $138.8 million for the comparable quarter in 2008, which included $118.2 million in termination obligations to prior distributors.  Excluding the termination obligations, general and administrative expenses for the 2008 fourth quarter would have been $20.7 million.  Stock based compensation (a non-cash item) was $4.3 million in the fourth quarter of 2009, compared with $4.1 million in the prior year period.
             Operating income for the 2009 fourth quarter was $85.8 million, compared to an operating loss of $39.2 million for the 2008 fourth quarter. The operating loss for the 2008 fourth quarter was directly impacted by the termination obligations of $118.2 million to prior distributors. Excluding the termination obligations, operating profit for the 2008 fourth quarter would have been $79.0 million.
Net income for the fourth quarter of 2009 was $53.4 million, or $0.57 per diluted share.
Net sales for the Company’s DSD segment were $269.9 million for the 2009 fourth quarter, an increase of approximately 16.4 percent from $231.9 million for the same period in 2008.
Gross sales to customers outside the United States were $43.3 million in the 2009 fourth quarter, compared with $16.5 million in the corresponding quarter in 2008.
             For the 2009 fiscal year, gross sales increased 10.7 percent to $1,309.3 million from $1,182.9 million a year earlier. Net sales for the year ended December 31, 2009 increased 10.6 percent to $1,143.3 million from $1,033.8 million a year ago.
Gross profit as a percentage of net sales was 53.6 percent for the year ended December 31, 2009, compared with 52.1 percent for the 2008 year.
Operating expenses for the year ended December 31, 2009 decreased to $275.0 million from $375.2 million for 2008.  The decrease in operating expenses is primarily the result of $118.1 million in termination obligations to prior distributors for the year ended December 31, 2008.  Excluding the termination obligations, operating expenses for the year ended December 31, 2008 would have been $257.1 million.
Operating income for the 2009 year increased 106.2 percent to $337.3 million from $163.6 million a year ago. Operating income for the 2008 fiscal year was directly impacted by the termination obligations of $118.1 million to prior distributors. Excluding the termination obligations, operating income for the year ended December 31, 2008 would have been $281.7 million.
Net income for the twelve-months ended December 31, 2009 increased 93.2 percent to $208.7 million, or $2.21 per diluted share.
Gross sales to customers outside the United States were $168.0 million for the year ended December 31, 2009, compared with $94.2 million for the year ended December 31, 2008.
During the 2009 fourth quarter the Company repurchased 1,008,729 shares of its common stock at an average purchase price of $34.91 per share.
Rodney C. Sacks, chairman and chief executive officer, attributed the record revenues to sustained strong sales of Monster Energy® drinks both in the United States and internationally.  “We are encouraged by the continued positive sales trends reported by Nielsen, indicating that year-on-year energy drink sales in the United States have increased in each month since September 2009,” said Sacks.  Since the transitions to certain Coca-Cola bottlers and new Anheuser-Busch distributors in the fourth quarter of 2008, distribution levels and market share generally for the Monster Energy® brand have increased.
 “We are planning to introduce new products in 2010 and to continue our international expansion into western and central Europe, the Middle East and South America.  We are also evaluating additional geographic expansion opportunities for the Monster Energy® brand,” Sacks added.

Auction Rate Securities
             At December 31, 2009 the Company held auction rate securities with a face value of $96.4 million.  The Company determined that an impairment of $12.1 million had occurred at December 31, 2009, of which $7.7 million was deemed temporary and $4.4 million was deemed other-than-temporary.  Included in other comprehensive loss is $4.6 million net of taxes for the twelve-months ended December 31, 2009.  Included in interest and other income, net is $3.9 million for the twelve-months ended December 31, 2009.  The auction rate securities will continue to accrue interest at their contractual rates until their respective auctions succeed or they are redeemed.

Investor Conference Call
             The Company will host an investor conference call on February 25, 2010 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.hansens.com and www.opencompany.info.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on both websites.

Hansen Natural Corporation
             Based in Corona, California, Hansen Natural Corporation markets and distributes Hansen’s® natural sodas, sparkling beverages, apple juice and juice blends, fruit juice smoothies, multi-vitamin juice drinks in aseptic packaging, iced teas, energy drinks, Junior Juice® juices and water beverages, Blue Sky® brand beverages, Monster Energy® brand energy drinks, Nitrous™ Monster Energy® brand energy drinks, Monster Hitman™ energy shooters, Java Monster™ brand non-carbonated coffee + energy drinks, X-Presso Monster™ brand non-carbonated espresso energy drinks, Lost® Energy™ brand energy drinks, Rumba®, Samba and Tango brand energy juices, Vidration™ brand vitamin enhanced waters and Peace Tea™ iced teas.  For more information visit www.hansens.com and www.monsterenergy.com

Note Regarding Use of Non-GAAP Measures
     Gross sales, although used internally by management as an indicator of operating performance, should not be considered as an alternative to net sales, which is determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and should not be used alone as an indicator of operating performance in place of net sales.  Additionally, gross sales may not be comparable to similarly titled measures used by other companies as gross sales has been defined by our internal reporting requirements.  However, gross sales are used by management to monitor operating performance including sales performance of particular products, salesperson performance, product growth or declines and our overall performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. Management believes the presentation of gross sales allows a more comprehensive presentation of our operating performance.  Gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from customers.

Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability.  Management cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein.  Such risks and uncertainties include, but are not limited to, the following: the current uncertainty and volatility in the national and global economy; changes in consumer preferences; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities; product distribution and placement decisions by retailers; changes in governmental regulation; political, legislative or other governmental actions or events in one or more regions in which we operate.  For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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(tables below)

HANSEN NATURAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION
FOR THE THREE-AND TWELVE-MONTHS ENDED DECEMBER 31, 2009 AND 2008
(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended December 31,		Twelve-Months Ended December 31,
	2009	2008	2009	2008
Gross sales, net of discounts & returns*	$ 329,603	$ 289,593	$ 1,309,335	$ 1,182,876
Less: Promotional and other allowances**	38,689	35,220	166,036	149,096
Net sales¹	290,914	254,373	1,143,299	1,033,780
Cost of sales	135,638	115,948	530,983	494,986
Gross profit¹	155,276	138,425	612,316	538,794
Gross profit margin as a percentage of net sales	53.4%	54.4%	53.6%	52.1%

Operating expenses 2	69,442	177,643	275,007	375,203

Operating expenses as a percentage of net sales	23.9%	69.8%	24.1%	36.3%

Operating income (loss) 1,2	85,834	(39,218)	337,309	163,591
Operating income (loss) as a percentage of net sales	29.5%	(15.4%)	29.5%	15.8%

Other income (expense):
Interest and other income, net	667	1,907	2,273	10,413
Other-than-temporary impairment of investments	-	(527)	(3,887)	(527)
Total other income (expense)	667	1,380	(1,614)	9,886

Income (loss) before provision for income taxes	86,501	(37,838)	335,695	173,477

Provision (benefit) for income taxes	33,144	(14,390)	126,979	65,445

Net income (loss)	$ 53,357	$ (23,448)	$ 208,716	$ 108,032
Net income (loss) as a percentage of net sales	18.3%	(9.2%)	18.3%	10.5%

Net income (loss) per common share:
Basic	$0.60	($0.25)	$2.32	$1.17
Diluted	$0.57	($0.25)	$2.21	$1.11

Weighted average number of shares of common stock and common stock equivalents:
Basic	88,744	91,518	89,967	92,515
Diluted	93,398	91,518	94,643	97,530

Case sales (in thousands) (in 192-ounce case equivalents)	27,461	23,650	109,985	102,659
Average net sales price per case	$ 10.59	$ 10.76	$ 10.40	$ 10.07

¹Includes $2.3 million and $12.8 million for the three-months ended December 31, 2009 and 2008, respectively, related to the recognition of deferred revenue. Includes $8.2 million and $14.3 million for the years ended December 31, 2009 and 2008, respectively, related to the recognition of deferred revenue.

²Includes $0.02 million and $118.2 million for the three-months ended December 31, 2009 and 2008, respectively, related to expenditures attributable to the costs associated with terminating existing distributors. Includes $1.9 million and $118.1 million for the years ended December 31, 2009 and 2008, respectively, related to expenditures attributable to the costs associated with terminating existing distributors.

*Gross sales, although used internally by management as an indicator of operating performance, should not be considered as an alternative to net sales, which is determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and should not be used alone as an indicator of operating performance in place of net sales.  Additionally, gross sales may not be comparable to similarly titled measures used by other companies as gross sales has been defined by our internal reporting requirements. However, gross sales are used by management to monitor operating performance including sales performance of particular products, salesperson performance, product growth or declines and our overall performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. Management believes the presentation of gross sales allows a more comprehensive presentation of our operating performance. Gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from customers.

** Although the expenditures described in this line item are determined in accordance with GAAP and meet GAAP requirements, the disclosure thereof does not conform with GAAP presentation requirements. Additionally, the presentation of promotional and other allowances may not be comparable to similar items presented by other companies. The presentation of promotional and other allowances facilitates an evaluation of the impact thereof on the determination of net sales and illustrates the spending levels incurred to secure such sales. Promotional and other allowances constitute a material portion of our marketing activities.

HANSEN NATURAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2009 AND DECEMBER 31, 2008
(In Thousands, Except Par Value) (Unaudited)

	2009	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 328,349	$ 256,801
Short-term investments	18,487	29,145
Trade accounts receivable, net	104,206	45,233
Distributor receivables	4,699	90,722
Inventories	108,143	116,326
Prepaid expenses and other current assets	11,270	8,379
Prepaid income taxes	-	4,977
Deferred income taxes	10,350	9,741
Total current assets	585,504	561,324

INVESTMENTS	80,836	89,567
PROPERTY AND EQUIPMENT, net	33,314	14,389
DEFERRED INCOME TAXES	65,678	65,748
INTANGIBLES, net	33,512	28,365
OTHER ASSETS	1,226	2,444
	$ 800,070	$ 761,837

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 48,863	$ 64,787
Accrued liabilities	23,299	12,524
Accrued distributor terminations	2,977	102,282
Accrued compensation	7,623	6,782
Current portion of debt	206	959
Income taxes payable	761	-
Total current liabilities	83,729	187,334

DEFERRED REVENUE	131,388	138,187

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Common stock - $0.005 par value; 120,000 shares authorized; 97,285 shares issued and 88,159 outstanding as of December 31, 2009; 96,851 shares issued and 90,328 outstanding as of December 31, 2008	486	484
Additional paid-in capital	137,040	117,106
Retained earnings	670,396	461,680
Accumulated other comprehensive loss	(4,667)	(10,825)
Common stock in treasury, at cost; 9,126 and 6,523 shares as of December 31, 2009 and 2008, respectively	(218,302)	(132,129)
Total stockholders' equity	584,953	436,316
	$ 800,070	$ 761,837